EXHIBIT 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

Empire Petroleum Corporation (the "Corporation") organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That pursuant to a unanimous written consent in lieu of a special meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.  The resolutions setting forth the proposed amendment provided, in part, as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article V by adding a new paragraph after the first paragraph on Article V:

“Effective as of 4:00 p.m., Eastern Time, on August 12, 2013 (the “Effective Time”), each twelve (12) outstanding shares of the Corporation’s Common Stock, par value $0.001 per share, shall automatically and without any action on the part of the respective holders thereof be exchanged and combined into one (1) share of Common Stock, par value $0.001 per share. At the Effective Time, there shall be no change in the number of authorized shares that the Corporation shall have the authority to issue.  No fractional shares shall be issued in connection with the exchange.  In lieu thereof, any person who holds a fraction of one (1) share of Common Stock after the exchange shall be entitled to receive one (1) share of Common Stock.”

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 29th day of July , 2013.

EMPIRE PETROLEUM CORPORATION

By:	/s/ Albert E. Whitehead
Albert E. Whitehead, CEO and President